Exhibit 99.1

Codexis Reports Second Quarter 2013 Results

-- Conference call on August 15th at 4:30 pm ET --
REDWOOD CITY, Calif. - August 9, 2013 - Codexis, Inc. (NASDAQ: CDXS), a developer of engineered enzymes for pharmaceutical, biofuel and chemical production, today announced financial results for the second quarter ended June 30, 2013.
“We continued to make significant progress with all of our value-driving business platforms in recent months,” said John Nicols, President and CEO of Codexis. “We continued to build on our core pharmaceutical business, expanding our pipeline opportunities through a collaboration with Purolite around immobilized enzymes and with the addition of a new head of sales and marketing. We also delivered on our commitment to expand into other complex chemistry markets beyond pharmaceuticals by signing a joint development agreement with a market-leading food ingredients company and delivering the first commercial shipment to a separate company of an enzyme used for producing a food additive.”
Nicols continued, “Additionally, we recently achieved scale-up in the production of CodeXol® detergent alcohols with our partner Chemtex, which we believe is the first successful effort to produce large-scale commercially-relevant detergent alcohols from cellulosic biomass feedstock. Regarding our CodeXyme® program, we recently received a letter from Dyadic alleging that we breached our obligations under the license agreement that we entered into with Dyadic in 2008. We strongly believe that we are not in breach of the Dyadic license agreement and that Dyadic's allegation is unjustified and without legal or factual basis, and we are considering all available remedies to protect our interests under the Dyadic license agreement.”
Recent Business Highlights:

•	Entered into a joint development agreement with a large, global manufacturer of food and beverage ingredients;

•	Delivered our first commercial enzyme shipment for production of a food additive;

•	Established a joint collaboration with Purolite Corporation to develop and market immobilized enzymes and immobilized enzyme kits for the pharmaceutical industry;

•	Achieved successful scale-up with Chemtex in the production of CodeXol® detergent alcohols using cellulosic sugars from non-food biomass; and

•	Appointed industry veteran Scott Watson as Vice President of Sales and Marketing.
Second Quarter Financial Highlights:
Revenues for the second quarter of 2013 were $7.0 million, a 39% decrease from $11.5 million in the first quarter of 2013. Revenues for the six months ended June 30, 2013 were $18.5 million. Product revenue in the second quarter of 2013 was $5.0 million, a 45% decrease from $9.1 million in the first quarter of 2013. The decrease in product revenue was primarily due to weakness in our atorvastatin business. Product revenue for the six months ended June 30, 2013 was $14.1 million. Product gross margin in the second quarter was 27%, compared to 38% in the first quarter of 2013. Product gross margin for the six months ended June 30, 2013 was 34%. Collaborative research and development revenue for the second quarter of 2013 was $2.0 million, a decrease of 13% from $2.3 million in the first quarter of 2013.
Research and development expenses in the second quarter of 2013 were $8.6 million, an increase of 18% from $7.3 million for the first quarter of 2013. Selling, general and administrative expenses in the second quarter of 2013 were $7.2 million, a decrease of 11% compared to $8.1 million in the first quarter of 2013.

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Changes in both research and development and selling, general and administrative expenses compared to the prior quarter were related to further re-alignment among departments following the significant organizational changes begun late last year. When combined, operating expenses (research and development plus selling, general and administrative) increased slightly to $15.8 million in the second quarter, up 2% from $15.5 million in the first quarter of 2013. The increase was primarily due to a charge of $0.4 million to write-down supplier advances for which recovery was determined to be uncertain.
Net loss was $12.6 million, or a loss of $0.33 per share, based on 38.1 million weighted average common shares outstanding in the second quarter of 2013. This compares to a net loss of $9.6 million, or a loss of $0.25 per share, during the first quarter of 2013. Net loss for the six months ended June 30, 2013 was $22.2 million, or a loss of $0.59 per share, based on 38.0 million weighted average common shares outstanding during the period.
Cash, cash equivalents, and marketable securities at June 30, 2013 were $38.9 million compared to $46.1 million at March 31, 2013.
As we have previously disclosed for our first quarter of 2013 results, we will not be presenting year-over-year comparisons for the first three quarters of 2013. Codexis does not believe that these comparisons are an appropriate measure of the company's financial performance due to the termination of the Collaborative Research Agreement with Shell, effective August 31, 2012, and the resulting loss of associated collaborative research & development revenue.
Financial Outlook
Codexis' statements with regard to its outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under "Forward-Looking Statements" below.
Codexis is adjusting its prior outlook for the full year 2013. Codexis continues to expect total pharmaceutical revenues in the range of $35 million to $40 million. However, the company now expects product revenue to be approximately $25 million of that total. Codexis continues to expect product gross margin in the range of 30% to 35% and total gross margin for pharmaceutical revenue of approximately 50%. Codexis is adjusting its prior guidance for cash burn to now be in the range of $16 million to $19 million for the year. Codexis had previously disclosed its plan to secure a funding partner for its CodeXyme® cellulase enzyme program by mid-2013. This process is ongoing, but has taken longer than expected and now has been complicated by the recent letter received from Dyadic. The actual cash burn for 2013 will be dependent on if and when Codexis secures a funding partner for this program.
Conference Call and Webcast
Codexis will hold a live conference call and audio webcast on Thursday, August 15, 2013, at 4:30 p.m. Eastern Time. The conference call dial-in numbers are 877-415-3177 for domestic and 857-244-7320 for international. Please use the pass code 60099547 and call approximately 10 minutes prior to start time. A live webcast of the call will also be available from the Investors section of www.codexis.com. A recording of the call will be available by calling 888-286-8010 for domestic or 617-801-6888 for international, beginning approximately two hours after the call, and will be available for up to seven days. Please use the pass code 45333989 to access the replay. A webcast replay will also be available from the Investors section of www.codexis.com approximately two hours after the call, and will be available for up to 30 days.
About Codexis, Inc.
Codexis, Inc. engineers enzymes for pharmaceutical, biofuel and chemical production. Codexis' proven technology enables scale-up and implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable process development - from research to manufacturing. For more information, see www.codexis.com.

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Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis' forecast for 2013 total pharmaceutical revenue, total product revenue, product gross margin, total gross margin for pharmaceutical revenue and total cash burn; Codexis' ability to expand its pharmaceutical development pipeline, our consideration of possible actions in response to allegations made by Dyadic International, Inc. (“Dyadic”) that we breached our 2008 license agreement with Dyadic and our need to secure third-party funding for our CodeXyme® cellulase enzyme program. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis' control and that could materially affect actual results. Factors that could materially affect actual results include Codexis' dependence on obtaining third-party funding, or identifying and effecting some other strategic option for, its CodeXyme® cellulase enzymes and CodeXol® detergent alcohols programs; Codexis' need for substantial additional capital in the future in order to expand its business; Codexis' ability to maintain license rights granted from Dyadic to the commercial expressions system for enzymes that Codexis uses in its CodeXyme® cellulase enzyme program; uncertainty around Codexis' ability to resolve the dispute with Dyadic on commercially reasonable terms; uncertainty around Codexis' ability to dispute with success, through legal action or otherwise, Dyadic's allegation that Codexis has materially breached the Dyadic license agreement; uncertainty around Codexis' ability to buy or license an expression system from another party or develop the expression system itself; uncertainty about whether Codexis would be able to secure third-party collaboration funding, or effect other strategic options, for its CodeXyme® cellulase enzyme program in the context of a dispute with Dyadic or in the absence of a license from Dyadic; Codexis' ability to maintain internal control over financial reporting; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; the success of cost saving measures Codexis undertook following the termination of the Shell collaboration, including Codexis' 2012 reduction in force, Codexis' dependence on a limited number of products and customers in its pharmaceutical business; Codexis' primary reliance on one contract manufacturer for commercial scale production of substantially all of its enzymes; Codexis' ability to develop and commercialize new products for the pharmaceutical markets; Codexis' relationships with, and dependence on, its collaborators in its principal markets; Codexis' ability to deploy its technology platform in new adjacent market spaces; the success of customers' pharmaceutical products in the market and the ability of such customers to obtain regulatory approvals for products and processes; Codexis' pharmaceutical product gross margins are variable and may decline from quarter to quarter; Arch Pharmalabs Ltd's ability to effectively market and sell certain pharmaceuticals products containing Codexis' technology; various challenges to the feasibility of the production and commercialization of biofuels and bio-based chemicals derived from cellulosic biomass; potential reduction in demand for commercial products using Codexis' technology as a result of fluctuations in the price of and demand for certain commodities; and Codexis' biofuel and bio-based chemicals business opportunities may be limited by the availability, cost or location of feedstocks. Additional factors that could materially affect actual results can be found in Codexis' Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2013, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts
Investors: Paul Cox, 212-362-1200
ir@codexis.com
or
Media: Jemma Connor, +44 161 359 3255
jemma.connor@notchcommunications.co.uk

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Revenues:
Product	$4,948	$9,137	$6,782	$14,085	$21,949
Collaborative research and development	2,026	2,344	15,868	4,370	30,480
Government awards	—	—	259	—	1,616
Total revenues	6,974	11,481	22,909	18,455	54,045
Costs and operating expenses:
Cost of product revenues	3,631	5,665	5,829	9,296	18,471
Research and development	8,624	7,322	15,650	15,946	31,999
Selling, general and administrative	7,169	8,124	6,789	15,293	16,184
Total costs and operating expenses	19,424	21,111	28,268	40,535	66,654
Loss from operations	(12,450)	(9,630)	(5,359)	(22,080)	(12,609)
Interest income	16	27	74	43	149
Other expenses	(183)	(85)	(157)	(268)	(275)
Loss before (benefit) provision for income taxes	(12,617)	(9,688)	(5,442)	(22,305)	(12,735)
(Benefit) provision for income taxes	(12)	(65)	77	(77)	274
Net loss	$(12,605)	$(9,623)	$(5,519)	$(22,228)	$(13,009)
Net loss per share, basic and diluted	$(0.33)	$(0.25)	$(0.15)	$(0.59)	$(0.36)
Weighted average common shares used in computing net loss per share, basic and diluted	38,060	37,842	36,296	37,951	36,177

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$32,392	$32,003
Marketable securities	5,512	13,524
Accounts receivable, net	1,591	7,545
Inventories	1,332	1,302
Prepaid expenses and other current assets	2,280	5,395
Total current assets	43,107	59,769
Restricted cash	1,111	1,511
Non-current marketable securities	1,017	3,623
Property and equipment, net	15,520	16,650
Intangible assets, net	11,247	12,934
Goodwill	3,241	3,241
Other non-current assets	363	2,237
Total assets	$75,606	$99,965
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,545	$3,654
Accrued compensation	3,335	3,495
Other accrued liabilities	3,900	6,948
Deferred revenues	2,365	2,186
Total current liabilities	11,145	16,283
Deferred revenues, net of current portion	1,207	1,299
Other long-term liabilities	3,783	3,943
Total liabilities
Stockholders' equity:
Common stock	4	4
Additional paid-in capital	297,144	294,128
Accumulated other comprehensive loss	106	(136)
Accumulated deficit	(237,783)	(215,556)
Total stockholders' equity	59,471	78,440
Total liabilities and stockholders' equity	$75,606	$99,965

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